SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

      Date of Report( date of earliest event reported) : September 30, 2004

                             ORGANITECH U.S.A. INC.

             (Exact name of Registrant as specified in its charter)

    Delaware                      0-XXXXXX                     0969365
    --------                      --------                     -------
 (State  or  other         (Commission  File  No.)   (IRS  Employer jurisdiction
of Identification  No.)                                   of incorporation)

                             YOQNEAM INDUSTRIAL AREA
                       P.O. BOX 700, YOQNEAM 20692, ISRAEL
                                 972-4-959-0515
          (Address of principal place of business or intended principal place of business)

               LIOR HESSEL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             YOQNEAM INDUSTRIAL AREA
                       P.O. BOX 700, YOQNEAM 20692, ISRAEL
                                 972-4-959-0515
            (Name, address and telephone number of agent for service)



ITEM 8.01 OTHER EVENTS

In October 2004, Mr. Omri Rothman (CPA) has joined the Company as CFO, replacing former acting CFO, Doron Shahar (Adv.).

In November 2004, Mrs. Orna Marom (Adv.) joined the company as legal counsel and the company's secretary.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 30,  2004                             OrganiTECH U.S.A.,  INC.


                                                       By: /s/ Lior Hessel
                                                       --------------------
                                                       Lior Hessel, President

The Growth Revolution


ORGANITECH'S ANNOUNCES NINE- MONTHS RESULTS FOR 2004

NET LOSS SIGNIFICANTLY REDUCED, SALES GUIDANCE FOR 2004 INCREASED TO $ 350,000 AND POSITIVE CASH FLOWS $ 2,5 MILLION FOR 2005.

NOVEMBER 23RD, 2004; ORGANITECH INC. (OTCBB: ORGT) THE US-ISRAELI AGROTECHNOLOGY COMPANY, SPECIALIZED IN AUTOMATED HIGH INTENSITY, HYDROPONICS GROWTH TECHNOLOGIES AND INNOVATIVE GREENHOUSE PRODUCTS, ANNOUNCES ITS FINANCIAL RESULTS FOR THE FIRST 9 MONTHS OF 2004. THE COMPANY REDUCED THE NET LOSS SIGNIFICANTLY TO $ 772,119 COMPARED TO THE SAME PERIOD IN 2003 ($1.293,638). FIRST CUSTOMER ACCEPTANCE ACHIEVED NOVEMBER 14TH, 2004 WILL ALLOW THE COMPANY TO REPORT FIRST SALES IN THE FORTH QUARTER 2004 OF $ 350,000. PROJECTS INITIATED IN THE THIRD QUARTER AND ORDER BACKLOG TOTALS TO OVER $ 1,6 MILLION. OUT OF THESE ORDERS THE COMPANY MAY GENERATE OVER $ 400,000 IN SALES DURING THE FIRST QUARTER OF 2005. CONSIDERING THE INCREASING RESPONSE TO THE ONGOING MARKETING CAMPAIGN AND THE FIRM ORDER BACKLOG, THE COMPANY WILL ACHIEVE POSITIVE CASH FLOWS AND BREAK EVEN DURING THE YEAR ENDING DECEMBER 2005.

HIGHLIGHTS 9 MONTHS 2004 :

o    Net loss decreased significantly
o    Reduced R& D expenses
o    Increased Marketing and Sales activities
o First European purchase agreement with Van Dijk Nurseries, Ireland in January 2004
o    Purchase agreement with a new Israeli customer signed in September 2004


RECORD ORDER INFLOW AFTER STARTING MARKETING ACTIVITIES IN EUROPE AND ISRAEL

After 3 years of product development, OrganiTech started its marketing activities for its two lead products, GrowTech(TM) 2000 and GrowTech(TM) 2500. The company has received its first orders from Europe (Ireland and Germany) and repeat orders in Israel. In October 2004 OrganiTECH also successfully marketed its research-based product for biotech-applications, receiving its first orders for the Phytochamber and Growtech 2000 for biotech applications from a leading German research institutes.

The opening of the first European GrowTech-farm at Van Dijk Nurseries in Ireland was a key step for further marketing activities in Europe. Since its opening in June 2004, potential buyers from Europe, Far East and the US and South America have visited the pilot farm. Convincing data gathered from this farm showed that by using OrganiTech's technology, Van Dijk Nurseries were able to significantly increase the yield per square meter of high-quality pesticide-free hydroponics lettuce and other leafy vegetables considerably regardless weather conditions or season, while reducing operation cost, labor and energy.

The GrowTech systems attracted increasing interest in Europe and in the US. The company is in advanced negotiations regarding major projects world wide, in Finland, Sweden, Turkey, the US, China and Israel.

OUTLOOK 2004 AND 2005

o    Increased order inflow
o    Volume of orders and backlog: $ 1.650,000 Million
o    Positive cash flow and break even to achieve in 2005
o    Formal customer acceptance from Van Dijk Nurseries, Ireland
o    Repeat-order by existing clients in Eilat, Israel received in October 2004
o First purchase order for biotech applications out of Germany received in October 2004
o    Strategic new hires

During the remainder of 2004 the Company will report sales of $ 350,000 resulting from the signed customer acceptance letter received from the Irish customer in November 2004. As result of the firm order backlog during the third quarter 2004 OrganiTech will increase its sales guidance for the new financial year to more than $ 2.5 Millions. Achieving this level of sales will make the company cash positive and reach the break-even in 2005.

OrganiTech plans to continue the efforts in the marketing of the Grow-Tech Systems and will participate in major trade shows and exhibitions including IPM-fair in Essen/Germany in January 2005. Based on further marketing activities and in light of the ongoing negotiations, the management expects the potential value of incoming agreements and purchase orders to exceed $7 Million in 2005.

RECRUITMENT OF CFO AND CORPORATE LEGAL COUNSEL

Omri Rothman (CPA) joined OrganiTech on October 2004, replacing former acting CFO, Doron Shahar (Adv.); Omri brings to OrganiTech over twelve years of international professional experience in high-tech companies, private and publicly traded, including AGI, Noga group and Negevtech were he served as corporate controller and CFO. Omri holds a BA in Economics from the Haifa University and is a certified public accountant (Israel).

Orna Marom (Adv.) joined OrganiTech in November 2004 after nine years as legal counsel at ISCAR Ltd. one of the world's leading cutting tools supplier. Prior to that she has spent over eight years in the US working for high-tech companies including Indigo, Scitex and Inframetrics. Orna holds a BA of Law degree from Tel Aviv University and she is a member of the Israeli Bar Association and has twenty years of professional experience.